AMENDMENT NUMBER ONE TO DISTRIBUTION AGREEMENT
               BETWEEN UMB SCOUT BOND FUND, INC. AND SUNSTONE
                           DISTRIBUTION SERVICES, LLC

      This Amendment Number One amends and supplements the Distribution Agreement dated May 19, 2001 (the "Distribution Agreement") between UMB Scout Bond Fund, Inc., a Maryland corporation (the "Corporation"), and Sunstone Distribution Services, LLC, a Wisconsin limited liability company. The parties agree that the following terms and conditions shall apply to and amend and restate the Distribution Agreement:

1. Sunstone Distribution Services, LLC has changed its name to UMB Distribution Services, LLC. Accordingly, all references to the "Distributor" in the Distribution Agreement shall be deemed to refer to UMB Distribution Services, LLC.

2. Section 4.2(a) of the Distribution Agreement is cancelled and is replaced by the following Section 4.2(a), now restated to provide as follows:

      "4.2(a) Distributor shall indemnify, defend and hold the Corporation, and each of its present or former directors, officers, employees, representatives, investment advisors, managers, and any person(s) who control or previously controlled the Corporation within the meaning of
      Section 15 of the 1933 Act ("Corporation Indemnitees"), free and harmless from and against any and all Losses which the Corporation, and each of its present or former directors, officers, employees, representatives, investment advisors, managers, or any such controlling person(s), may incur under the 1933 Act, the 1934 Act, any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, (a) arising out of or based upon any untrue, or alleged untrue, statement of a material fact contained in the Corporation's registration statement or any prospectus, as from time to time amended or supplemented, or the omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statement not misleading, but only if such statement or omission was made in reliance upon, and in conformity with, information relating to the Distributor and furnished in writing to the Corporation or its counsel by the Distributor for the purpose of, and used in, the preparation thereof, or (b) to the extent any Losses arise out of or result from the Distributor's willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement; Distributor's agreement to indemnify the Corporation and any of the Corporation Indemnitees shall not be deemed to cover any Losses to the extent they arise out of or result from the Corporation's willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties under this Agreement. Promptly after receipt by the Corporation of notice of the commencement of an investigation, action, claim or proceeding, the Corporation shall, if a claim for indemnification in respect thereof is

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      to be made under this section, notify the Distributor in writing of the commencement thereof, although the failure to do so shall not prevent recovery by the Corporation or any Corporation Indemnitee."

3. Section 8.2 of the Distribution Agreement is cancelled and is replaced by the following Section 8.2, now restated to provide as follows:

      "8.2 Distributor agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Corporation all records relatives to the Funds' shareholders of the Corporation, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Corporation, which approval may not be withheld where the Distributor may be exposed to civil or criminal proceedings for failure to comply, or (ii) when requested to divulge such information by duly constituted authorities or when subject to governmental or regulatory audit or investigation, or (iii) when so requested by the Corporation, or (iv) to an affiliate as defined by
      Section 248.3 of Regulation S-P (17 CFR 248.1-248.30), or (v) pursuant to any other exception permitted by Sections 248.14 and 248.15 of Regulation S-P in the ordinary course of business to carry out the activities covered by the exception under which the Distributor received the information. Records and information which have become known to the public through no wrongful act of the Distributor or any of its employees, agents or representatives, and information which was already in the possession of the Distributor prior to receipt thereof, shall not be subject to this paragraph."

4. Section 8.4 of the Distribution Agreement is cancelled and is replaced by the following Section 8.4, now restated to provide as follows:

      "8.4 Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows: Notice to the Distributor shall be sent to UMB Distribution Services, LLC, 803 West Michigan Street, Suite A, Milwaukee, WI, 53233, Attention: Miriam M. Allison, and notice to the Corporation shall be sent to UMB Scout Bond Fund, Inc., 1010 Grand Boulevard, Kansas City, Missouri, 64106, Attention:
      Edward J. McShane, President."

5. All of the remaining terms and conditions contained in the Distribution Agreement are hereby restated as originally set forth in the Distribution Agreement and incorporated by reference into this Amendment Number One.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment Number One
effective the 19th day of May   , 2002.
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UMB SCOUT BOND FUND, INC.
(the "Corporation")

By:
   -----------------------------------
         (Signature)

--------------------------------------
         (Name)

--------------------------------------
         (Title)



UMB DISTRIBUTION SERVICES, LLC
(the "Distributor")

By:
   -----------------------------------
         (Signature)

--------------------------------------
         (Name)

--------------------------------------
         (Title)

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